Exhibit 8

List of Subsidiaries of Metal Storm Limited

Name of Subsidiary	Percentage Owned	Jurisdiction of Formation
Metal Storm Inc.	100% (a)	Delaware
Metal Storm U.S.A. Limited	100% (b)	Delaware
ProCam Machine LLC	100% (c)	Washington

(a) Metal Storm Limited directly owns 49% of Metal Storm Inc. and officers of Metal Storm Limited who are U.S. citizens own the remaining 51% of the company through a trust.

(b) Metal Storm Limited directly owns 100% of Metal Storm U.S.A. Limited. Metal Storm U.S.A. Limited was incorporated in Delaware on March 31, 2004.

(c) Metal Storm Limited sold the ProCam business to Monroe Machine Products, Inc. on June 1, 2005.